UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: February 21, 2006

(Date of earliest event reported)

VERIZON COMMUNICATIONS INC.

(Exact name of registrant as specified in its charter)

Delaware	1-8606	23-2259884
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

140 West Street New York, New York	10007
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 395-1000

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04	Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

As of April 20, 2004, MCI, Inc. (the Original Issuer) issued $1,982,537,000 aggregate principal amount of 5.908% Senior Notes due 2007 (the 2007 Notes), $1,982,537,000 aggregate principal amount of 6.688% Senior Notes due 2009 (the 2009 Notes) and $1,699,496,000 aggregate principal amount of 7.735% Senior Notes Due 2014 (the 2014 Notes and, together with the 2007 Notes and the 2009 Notes, the Notes). The Notes are governed by the terms of the Indentures, each dated as of April 20, 2004, among the Original Issuer, certain subsidiaries of the Original Issuer and Citibank, N.A., as amended (collectively as amended, the Indentures). The Indentures contain provisions that would apply upon a change of control of the Original Issuer. On January 6, 2006, MCI, Inc. was merged with and into a wholly-owned subsidiary of Verizon Communications Inc. (Verizon), with the subsidiary changing its name to MCI, LLC (the Company) and continuing as the surviving person under the terms of the Indentures. The merger constituted a change of control of the Original Issuer under the Indentures and the Company has assumed the obligations of the Original Issuer under the Indentures. Pursuant to the change of control provisions of the Indentures, the Company offered to purchase all or a portion of the Notes for a purchase price, in cash, equal to $1,010 per $1,000 of Notes tendered by noteholders.

On February 21, 2006, the Company accepted for payment $1,804,261,000 aggregate principal amount of the 2007 Notes for a purchase price, in cash, equal to $1,822,303,610, plus accrued interest in the amount of $38,083,940.24 resulting in a total purchase price of $1,860,387,550.24. On February 22, 2006, the Company will accept for payment $164,674,000 aggregate principal amount of the 2009 Notes for a purchase price, in cash, equal to $166,320,740, plus accrued interest in the amount of $3,903,542.28 resulting in a total purchase price of $170,224,282.28. All of the 2014 Notes, including 2014 Notes previously tendered by noteholders under the change of control offer but not yet accepted for payment, were redeemed by the Company on February 16, 2006 at a price that exceeded the price specified in the change of control offer.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Verizon Communications Inc.
(Registrant)

Date: February 21, 2006	/s/ Catherine T. Webster
Catherine T. Webster Senior Vice President and Treasurer